	SCHEDULE II
	INFORMATION WITH RESPECT TO
	TRANSACTIONS EFFECTED DURING THE PAST SIXY DAYS OR
	SINCE THE MOST RECENT FILING ON SCHEDULE 13D (1)
	SHARES PURCHASED	AVERAGE
	DATE SOLD(-)	PRICE(2)
COMMON	STOCK-PIONEER COMPANIES, INC.

	GAMCO INVESTORS, INC.
	7/17/07 10,000	34.6789
	7/16/07 20,000	34.7300
	GABELLI SECURITIES, INC.
	GABELLI ASSOCIATES LTD
	7/17/07 1,000	34.6550
	7/16/07 566	34.6413
	7/10/07 1,000	34.3500
	7/09/07 2,000	34.3350
	GABELLI ASSOCIATES FUND II
	7/10/07 500	34.3500
	GABELLI ASSOCIATES FUND
	7/17/07 1,400	34.6550
	7/10/07 1,000	34.3500
	7/09/07 1,000	34.3350
	7/05/07 2,000	34.3750
	MARIO J. GABELLI
	7/16/07 10,000	34.7160
	GABELLI FUNDS, LLC.
	GABELLI ABC FUND
	7/17/07 14,500	34.6503
	7/16/07 75,500	34.6593

(1) UNLESS OTHERWISE INDICATED, ALL TRANSACTIONS WERE EFFECTED
ON THE NASDAQ STOCK MARKET.

(2) PRICE EXCLUDES COMMISSION.